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                                                                      EXHIBIT 11

                         ITT EDUCATIONAL SERVICES, INC.
              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                2000       1999       1998
                                                              --------   --------   --------
Net income..................................................  $24,709    $23,528    $13,941
                                                              =======    =======    =======
Shares:
  Weighted average number of shares of common stock
    outstanding.............................................   24,018     25,235     27,000
  Shares assumed issued (less shares assumed purchased for
    treasury) on stock options..............................      167        145        185
                                                              -------    -------    -------
Outstanding shares for diluted earnings per share
  calculation...............................................   24,185     25,380     27,185
                                                              =======    =======    =======
Earnings per common share:
  Basic.....................................................  $  1.03    $  0.93    $  0.52
  Diluted...................................................  $  1.02    $  0.93    $  0.51
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